                                                       Magna Entertainment Corp.

MEC                                                    337 Magna  Drive
---                                                    Aurora, Ontario,
                                                       Canada  L4G 7K1
                                                       Tel (905) 726-2462
                                                       Fax (905) 726-2585

EXHIBIT 99
                                 PRESS RELEASE
                           MAGNA ENTERTAINMENT CORP.
                    ANNOUNCES RESULTS FOR THE FIRST QUARTER
                             ENDED MARCH 31, 2002

May 3, 2002, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC")
(NASDAQ: MIEC; TSE: MIE.A, MEH) today reported its financial results for the first quarter ended March 31, 2002.

---------------------------------------------------------------------------------------------------------
                                                                        Three Months Ended
                                                                             March 31,
                                                                      2002               2001
                                                                    --------           --------
                                                                            (unaudited)
Revenues                                                            $248,799           $244,526

Earnings before interest, taxes,
depreciation and amortization ("EBITDA")                            $ 37,046           $ 44,622

Net income                                                          $ 18,615           $ 22,468

Diluted earnings per share                                          $   0.22           $   0.28


Results Excluding the Sale of Non-Core Real Estate

Revenues                                                            $248,162           $218,375

EBITDA                                                              $ 36,696           $ 32,564

Net income                                                          $ 18,409           $ 15,318

Diluted earnings per share                                          $   0.22           $   0.19

             All amounts are reported in U.S. dollars in thousands, except per share figures.
---------------------------------------------------------------------------------------------------------

In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "We are pleased with our improved racetrack operating and financial performance. Revenues and EBITDA excluding the sale of real estate for the first quarter improved $29.8 million and $4.1 million, respectively, over last year.

We expect that the balance of 2002 will see continued improvements in the operating and financial performance of the racetrack segment of our business through the ongoing integration of our strategic acquisitions and growth in our account wagering operations. We will also continue to benefit from the sale of our remaining non-core real estate."

Our racetracks operate for prescribed periods each year. As a result, our racetrack revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year. We expect that these seasonal fluctuations will reduce over time as the full impact of our acquisition, off-track betting ("OTB") and account wagering initiatives are realized.

Our financial results for the first quarter of 2002 reflect the full quarter's operations for all of MEC's racetracks and related operations, except for our XpressBet California operations which commenced on January 25, 2002. The comparative results for the first quarter of 2001 do not reflect the operations of MEC Pennsylvania and Multnomah Greyhound Park, which were acquired in April 2001 and October 2001, respectively, and Portland Meadows which commenced activity in July 2001.

Revenues, excluding proceeds on the sale of non-core real estate, for the first quarter of 2002 increased 13.6% to $248.2 million, compared to $218.4 million in the prior year. The higher revenues in the first quarter of 2002 reflect primarily the acquisition of MEC Pennsylvania, the additional live race days at Gulfstream, the lease of Portland Meadows, the launch of XpressBet in the California market and improved results at Santa Anita Park.

EBITDA, excluding gains on the sale of non-core real estate, for the three months ended March 31, 2002 increased 12.7% to $36.7 million compared to $32.6 million in the first quarter of 2001.

Revenue on the sale of non-core real estate in the first quarter of 2002 was $0.6 million, resulting in EBITDA of $0.4 million compared to revenue in the first quarter of 2001 of $26.2 million and EBITDA of $12.1 million. We continue to market our remaining non-core real estate, however, the timing of future sales is uncertain.

Net income, excluding gains on the sale of non-core real estate, increased 20.2% to $18.4 million in the first quarter of 2002 compared to $15.3 million in the prior period.

Net income on the sale of non-core real estate was $0.2 million in the first quarter of 2002 compared to $7.2 million in the comparative period.

Diluted earnings per share, excluding gains on the sale of non-core real estate, increased $0.03 per share to $0.22 per share for the first quarter of 2002 compared to $0.19 per share in the first quarter of 2001. Diluted earnings per share relating to the sale of non-core real estate were nil in the first quarter of 2002 compared to $0.09 in the comparative period.

During the first quarter of 2002, cash generated from operations before changes in non-cash working capital was $24.1 million. Total cash used in investment activities during the quarter was $13.5 million, primarily all for real estate property and fixed asset additions.

As previously reported, a number of significant events have occurred to date in 2002. We re-branded our national account wagering service as XpressBet and launched our new Internet account wagering platform (www.xpressbet.com) in January. On January 24, XpressBet was granted a license to conduct account wagering in the State of California and commenced operations on January 25. In February, we entered into a joint venture, Racetrack Television Network ("RTN"), that will telecast horse races on a private satellite horse racing service. Coupled with XpressBet, RTN will make it much easier for our customers to enjoy the thrill of horseracing from home or on the road. In March, we entered into an agreement to acquire substantially all of the operations and related assets of Lone Star Park at Grand Prairie near Dallas, Texas. Last month, we completed a public offering of 23 million Class A Subordinate Voting shares, which raised net proceeds of approximately $143.0 million. Most recently, we increased our bank lines of credit by arranging a short-term credit facility in the amount of $75.0 million.

We are continuing to pursue strategic acquisitions and make strategic investments in our racetracks and related operations, including entertainment operations, to grow and enhance our racing business. On a pro-forma basis, after adjustment for the net proceeds from our recent share offering, we have cash balances at March 31, 2002 of $188.9 million and unused and available credit facilities of $85.0 million, aggregating $273.9 million, to pursue our strategic plan.

Over the balance of the year, we will continue to focus on earnings growth through the implementation, throughout our operations, of best practices and common systems, utilization of our corporate purchasing power to reduce costs, improved production and distribution of our simulcast program, growth of our account wagering business and sales of non-core real estate holdings.

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities, and owns and operates a national account wagering system called XpressBet.

The Company will hold a conference call to discuss its first quarter 2002 results on May 6, 2002 at 11:00 a.m. New York time. The number to use for this call is 1-888-313-1094. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 1-416-641-6444. The conference call will be chaired by Graham Orr, Executive Vice-President and Chief Financial Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. Any forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; the impact of inclement weather; and our ability to integrate recent racetrack acquisitions. In this regard, readers are referred to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent public filings. The Company disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances, or otherwise.

For more information contact:

Graham Orr
Executive Vice-President
& Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7099

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
[Unaudited]
[U.S. dollars in thousands, except per share figures]

----------------------------------------------------------------------------------------------------------
                                                                                   Three months ended
                                                                               March 31,         March 31,
                                                                                 2002              2001
------------------------------------------------------------------------------------------------------------
Revenues
Racetrack
  Gross wagering                                                                $220,353          $192,326
  Non-wagering                                                                    23,675            22,589
                                                                                --------          --------
                                                                                 244,028           214,915
Real estate                                                                     --------          --------
  Sale of real estate
  Rental and other                                                                   637            26,151
                                                                                   4,134             3,460
                                                                                --------          --------
                                                                                   4,771            29,611
------------------------------------------------------------------------------------------------------------
                                                                                 248,799           244,526
------------------------------------------------------------------------------------------------------------
Costs and expenses
Racetrack
  Purses, awards and other                                                       140,523           122,232
  Operating costs                                                                 55,344            50,976
  General and administrative                                                      10,633             7,962
                                                                                --------          --------
                                                                                 206,500           181,170
Real estate                                                                     --------          --------
  Cost of real estate sold
  Operating costs                                                                    287            14,093
  General and administrative                                                       2,924             2,688
                                                                                     501               245
                                                                                --------          --------
                                                                                   3,712            17,026
                                                                                --------          --------

Predevelopment and other costs                                                     1,541             1,708
Depreciation and amortization                                                      5,326             5,354
Interest expense, net                                                                 67             1,400
------------------------------------------------------------------------------------------------------------
                                                                                 217,146           206,658
------------------------------------------------------------------------------------------------------------
Income before income taxes                                                        31,653            37,868
Income taxes                                                                      13,038            15,400
------------------------------------------------------------------------------------------------------------
Net income                                                                        18,615            22,468
Other comprehensive loss
  Foreign currency translation adjustment                                           (659)           (8,854)
------------------------------------------------------------------------------------------------------------
Comprehensive income                                                            $ 17,956          $ 13,614
============================================================================================================

Earnings per share of Class A Subordinate
 Voting Stock, Class B Stock or Exchangeable
 Share:

      Basic                                                                     $   0.22          $   0.28
      Diluted                                                                   $   0.22          $   0.28
============================================================================================================

Average number of shares of Class A
 Subordinate Voting Stock, Class B Stock
  and Exchangeable Shares outstanding during the period [in thousands]:

      Basic                                                                       84,089            80,472
      Diluted                                                                     85,546            80,472
============================================================================================================

 MAGNA ENTERTAINMENT CORP.
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------------
 [Unaudited]
 [U.S. dollars in thousands]
--------------------------------------------------------------------------------------------------------------------------
                                                                                              Three months ended
                                                                                      March 31,                March 31,
                                                                                        2002                     2001
--------------------------------------------------------------------------------------------------------------------------
 Cash provided from (used for):

 OPERATING ACTIVITIES
 Net income                                                                            $ 18,615              $ 22,468
 Items not involving current cash flows                                                   5,470                (9,507)
--------------------------------------------------------------------------------------------------------------------------
                                                                                         24,085                12,961
 Changes in non-cash items related to operations                                         (3,136)                8,714
--------------------------------------------------------------------------------------------------------------------------
                                                                                         20,949                21,675
--------------------------------------------------------------------------------------------------------------------------

 INVESTMENT ACTIVITIES
 Real estate property and fixed asset additions                                         (13,598)               (4,204)
 Other asset additions                                                                   (1,109)                 (125)
 Proceeds on sale of real estate                                                          1,198                 6,778
--------------------------------------------------------------------------------------------------------------------------
                                                                                        (13,509)                2,449
--------------------------------------------------------------------------------------------------------------------------

 FINANCING ACTIVITIES
 Decrease in bank indebtedness                                                                -                (7,609)
 (Repayment of) increase in long-term debt, net                                            (981)                9,876
 Issuance of share capital                                                                  251                    40
--------------------------------------------------------------------------------------------------------------------------
                                                                                           (730)                2,307
--------------------------------------------------------------------------------------------------------------------------

 Effect of exchange rate changes on cash and cash equivalents                               (67)                 (878)
--------------------------------------------------------------------------------------------------------------------------
 Net increase in cash and cash equivalents during the period                              6,643                25,553
 Cash and cash equivalents, beginning of period                                          39,212                31,976
--------------------------------------------------------------------------------------------------------------------------
 Cash and cash equivalents, end of period                                              $ 45,855              $ 57,529
==========================================================================================================================

 MAGNA ENTERTAINMENT CORP.
 CONDENSED CONSOLIDATED BALANCE SHEETS
---------------------------------------------------------------------------------------------------------
 [Unaudited]
 [U.S. dollars in thousands]
---------------------------------------------------------------------------------------------------------
                                                                        March 31,       December 31,
                                                                          2002              2001
---------------------------------------------------------------------------------------------------------
                                                  ASSETS
---------------------------------------------------------------------------------------------------------
 Current assets:
    Cash and cash equivalents                                              $ 45,855           $ 39,212
    Restricted cash                                                          26,330             18,782
    Accounts receivable                                                      54,076             33,101
    Prepaid expenses and other                                                5,566              5,162
---------------------------------------------------------------------------------------------------------
                                                                            131,827             96,257
---------------------------------------------------------------------------------------------------------
 Real estate properties and fixed assets, net                               581,357            574,677
---------------------------------------------------------------------------------------------------------
 Other assets, net                                                          180,725            179,665
---------------------------------------------------------------------------------------------------------
 Future tax assets                                                            4,123              3,657
---------------------------------------------------------------------------------------------------------
                                                                           $898,032           $854,256
=========================================================================================================
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------
 Current liabilities:
   Accounts payable and other liabilities                                  $ 92,036           $ 78,337
   Income taxes payable                                                      12,672              1,312
   Long-term debt due within one year                                        18,167             18,133
---------------------------------------------------------------------------------------------------------
                                                                            122,875             97,782
---------------------------------------------------------------------------------------------------------
 Long-term debt                                                              66,653             67,768
---------------------------------------------------------------------------------------------------------
 Other long-term liabilities                                                  3,305              2,576
---------------------------------------------------------------------------------------------------------
 Future tax liabilities                                                     119,138            118,276
---------------------------------------------------------------------------------------------------------

 Shareholders' equity:
 Capital stock issued and outstanding -
   Class A Subordinate Voting Stock                                         159,977            157,633
   Exchangeable Shares                                                       14,707             16,800
   Class B Stock                                                            394,094            394,094
 Contributed surplus                                                          7,290              7,290
 Retained earnings                                                           30,089             11,474
 Accumulated comprehensive loss                                             (20,096)           (19,437)
---------------------------------------------------------------------------------------------------------
                                                                            586,061            567,854
---------------------------------------------------------------------------------------------------------
                                                                           $898,032           $854,256
=========================================================================================================

                           MAGNA ENTERTAINMENT CORP.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. Summary of Significant Accounting Policies

Basis of presentation
---------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. Operating results for the three month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

The Company's racetrack business is seasonal in nature. The Company's racetrack revenues and operating results for any quarter will not be indicative of the revenues and operating results for the year. A disproportionate share of annual revenues and net earnings are earned in the first quarter of each year.

2. Accounting Change and Pro-Forma Impact

  a)   Accounting Change

       Effective January 1, 2002, the Company implemented Financial Accounting Standards Board Statement No. 142 ("SFAS 142") Goodwill and Other Intangible Assets. SFAS 142 requires the application of the non-amortization and impairment rules for existing goodwill and other intangible assets that meet the criteria for indefinite life beginning January 1, 2002. The Company completed the required initial impairment test during the three months ended March 31, 2002 and determined that the value of its racing licenses was not impaired. As at March 31, 2002, racing licenses with a net book value of $171.3 million are included in Other Assets on the balance sheet.

  b)   Acquisitions

       On April 5, 2001, the Company completed the acquisition of Ladbroke Racing Pennsylvania, Inc. and Sport Broadcasting, Inc. On October 26, 2001, the Company acquired all the outstanding capital stock of MKC Acquisition Co., operating as Multnomah Greyhound Park. Both of these acquisitions are fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2001. As a result of these acquisitions being completed subsequent to March 31, 2001, their results of operations are not included in the Company's results for the three months ended March 31, 2001.

  c)   Impact of Accounting Change and Acquisitions

       The pro-forma impact of the implementation of SFAS 142 and our acquisitions is as follows:

                                                    Three months ended
                                                          March 31,
       Revenues                                       2002          2001
                                                  ----------------------
       Revenues as reported                       $248,799       244,526

       Restatement for acquisitions                      -        20,165
                                                  --------      --------

       Pro-forma revenues                         $248,799      $264,691
                                                  ========      ========

       Pro-forma revenues excluding
        proceeds on the sale of real estate       $248,162      $238,540
                                                  ========      ========

                                                    Three months ended
                                                          March 31,
       Net Income                                   2002            2001
                                                  ----------------------
       Net income as reported                     $ 18,615      $ 22,468
       Restatement for change in
        intangible assets amortization                   -           832
       Restatement for acquisitions                      -          (987)
                                                  --------      --------

       Pro-forma net income                       $ 18,615      $ 22,313
                                                  ========      ========

       Pro-forma net income excluding
        gains on the sale of real estate          $ 18,409      $ 15,163
                                                  ========      ========

                                                    Three months ended
       Basic and Diluted                                 March 31,
       Earnings per Share                            2002          2001
                                                  ---------------------
       Basic and diluted earnings per share
        as reported                               $   0.22      $   0.28
       Restatement for change in
        intangible assets amortization                   -          0.01
       Restatement for acquisitions                      -         (0.02)
                                                  --------      --------

       Pro-forma basic and diluted earnings
        per share                                 $   0.22      $   0.27
                                                  ========      ========

       Pro-forma basic and diluted earnings
        per share excluding gains on the
        sale of real estate                       $   0.22      $   0.18
                                                  ========      ========

3. Capital Stock

Changes in Class A Subordinate Voting Stock, Exchangeable Shares and Class B Stock for the three months ended March 31, 2002 are shown in the following table (number of shares and stated value in the following table have been rounded to the nearest thousand):

                                     Class A Subordinate                  Exchangeable
                                        Voting Stock                         Shares                         Class B Stock
                                ---------------------------     -----------------------------      ---------------------------
                                    Number of      Stated            Number of        Stated            Number of      Stated
                                     Shares        Value              Shares           Value             Shares        Value
------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
  December 31, 2001                     23,324     $157,633              2,263        $16,800              58,466     $394,094
Issued under the Plan                       43          251                  -              -                   -            -
Conversion of Exchangeable
  Shares to Class A
  Subordinate Voting Stock                 282        2,093               (282)        (2,093)                  -            -
------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
  March 31, 2002                        23,649     $159,977              1,981        $14,707              58,466     $394,094
==============================================================================================================================

The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.9 million shares are available to be issued under the Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended March 31, 2002, 42,900 shares were issued under the Plan.

The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7/th/ to 1/3/rd/ per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options.

During the three months ended March 31, 2002, 137,500 stock options were granted, no stock options were exercised and 5,000 stock options were cancelled. At March 31, 2002, there were 4,585,833 options outstanding with the exercise price of the options ranging from $3.91 to $9.43 and an average exercise price of $6.08.

There were 2,868,500 options exercisable at March 31, 2002 with an average exercise price of $6.06.

4. Earnings Per Share

The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations (in thousands except per share amounts):

                                                                                             Three months ended
                                                                                                  March 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                                        2002                         2001
-------------------------------------------------------------------------------------------------------------------------
Net income                                                                           $18,615                      $22,468
=========================================================================================================================

                                                                                       Basic       Diluted        Basic &
                                                                                                                  Diluted
Weighted Average Shares Outstanding:
  Class A Subordinate Voting Stock                                                    23,478        24,935         14,234
  Class B Stock                                                                       58,466        58,466         58,466
  Exchangeable Shares                                                                  2,145         2,145          7,772
-------------------------------------------------------------------------------------------------------------------------

                                                                                      84,089        85,546         80,472
-------------------------------------------------------------------------------------------------------------------------

Earnings Per Share                                                                   $  0.22       $  0.22        $  0.28
=========================================================================================================================

5. Commitments and Contingencies


     a) The Company is currently considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"). Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand, turf club and annex. The aggregate carrying value at March 31, 2002 of the assets that would be demolished if the Gulfstream Park Redevelopment is completed is approximately $23.0 million. If the Company decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

     b) On March 6, 2002, the Company entered into an agreement with Lone Star Race Park, Ltd. and LSJC Development Corporation to acquire substantially all the operations and related assets of Lone Star Park at Grand Prairie, a Thoroughbred and American Quarter Horse racetrack located near Dallas, Texas. The acquired assets include the rights under a long-term lease of Lone Star Park and a related purchase option exercisable at termination of the lease in 2027. The purchase price of the acquisition will be satisfied by the payment of $80.0 million in cash and the assumption of certain liabilities, including the Lone Star Park capital lease obligation of approximately $19.0 million, subject to usual adjustments at closing. The transaction is expected to close in the second quarter of 2002, subject to certain conditions, including the receipt of regulatory approvals.

6. Segment Information

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two operating segments: racetrack and real estate operations. The racetrack segment includes the operation of eight thoroughbred racetracks, one standardbred racetrack, one greyhound track and one horse boarding and training center. In addition, the racetrack segment includes off-track betting ("OTB") facilities and a national account wagering business. The real estate segment includes the operation of two golf courses and related facilities, a residential housing development adjacent to our golf course located in Austria and other real estate holdings.

The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section in the Company's annual report on Form 10-K for the year ended December 31, 2001.

The following summary presents key information by operating segment (in thousands):

                                         Three months ended March 31, 2002
                                                                    Racetrack        Real Estate
                                                                   Operations        Operations         Total
----------------------------------------------------------------------------------------------------------------
Revenues                                                           $  244,028        $     4,771      $  248,799
================================================================================================================

Income before income taxes                                         $   30,223        $     1,430      $   31,653
================================================================================================================

Real estate property and fixed asset additions                     $   10,350        $     3,248      $   13,598
================================================================================================================

                                         Three months ended March 31, 2001
                                                                    Racetrack        Real Estate
                                                                   Operations        Operations         Total
----------------------------------------------------------------------------------------------------------------
Revenues                                                           $  214,915        $    29,611      $  244,526
================================================================================================================

Income before income taxes                                         $   25,875        $    11,993      $   37,868
================================================================================================================

Real estate property and fixed asset additions                     $      920        $     3,284      $    4,204
================================================================================================================

7. Subsequent Events

     a) On April 10, 2002, the Company completed a public offering of 20 million shares of its Class A Subordinate Voting Stock, at a price to the public of US$6.65 per share in the United States, or Cdn. $10.60 per share in Canada. The underwriters for the offering also exercised their over-allotment option, in full, by purchasing an additional 3 million shares of Class A Subordinate Voting Stock at the offering prices. The total proceeds to the Company from the offering, net of underwriters' commissions and issue expenses, are approximately US$143.0 million.

     b) On May 1, 2002, the Company entered into an agreement with respect to a $75.0 million senior unsecured revolving credit facility. The credit facility has a term of one year which may be extended with the consent of both parties.